Exhibit 99.1

Contact: Martin E. Plourd, President and CEO
(805) 692-4382

Joseph Stronks Joins Community West Bank as Chief Operating Officer

Goleta, CA, July 23, 2018 – Community West Bancshares, (NASDAQ: CWBC), parent company of Community West Bank, today announced that T. Joseph Stronks has joined the bank as Executive Vice President, Chief Operating Officer.  He will lead the Central Operations, Information Technology and Facilities departments of the bank.

“It is with great pleasure that we welcome Joseph to the Community West Bank executive team,” said Martin E. Plourd, President and Chief Executive Officer.  “His wide range of professional experience and leadership in managing banking operations, information technology, and core application technology will serve our bank very well as we continue to grow our community banking presence throughout Ventura, Santa Barbara and San Luis Obispo counties.”

Before joining Community West Bank, Mr. Stronks most recently was Senior Vice President and Deputy Director of Operations at Rabobank.  He also served as Executive Vice President and Chief Information Officer for Heritage Oaks Bank prior to its acquisition by Pacific Premier Bank in 2017.  Mr. Stronks is a graduate of University of California at Santa Barbara, the Pacific Coast Banking School, and earned an MBA in IT Management from Western Governors University.  He is a Certified Information Security Manager.

Company Overview
Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, the largest publicly traded community bank serving California’s Central Coast area of Ventura, Santa Barbara and San Luis Obispo counties.  Community West Bank has seven full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura, Westlake Village, San Luis Obispo and Oxnard and a loan production office in Paso Robles. The principal business activities of the Company are Relationship business banking, Manufactured Housing lending and Government Guaranteed lending.

Industry Accolades
In April 2018, Community West was awarded a “Premier” rating by The Findley Reports.  For 50 years, The Findley Reports has been recognizing the financial performance of banking institutions in California and the Western United States.  In making their selections, The Findley Reports focuses on these four ratios: growth, return on beginning equity, net operating income as a percentage of average assets, and loan losses as a percentage of gross loans.

Safe Harbor Disclosure
This release contains forward-looking statements that reflect management's current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

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